Exhibit 4.1

NUMBER OF UNITS

U-

SEE REVERSE FOR CERTAIN DEFINITIONS

CUSIP [_________]

HAWKS ACQUISITION CORP

UNITS CONSISTING OF ONE SHARE OF CLASS A COMMON STOCK AND
ONE-HALF OF ONE REDEEMABLE PUBLIC WARRANT, EACH WHOLE PUBLIC WARRANT ENTITLING THE

HOLDER TO PURCHASE ONE SHARE OF
CLASS A COMMON STOCK

THIS CERTIFIES THAT          is the owner of Units.

Each Unit (“Unit”) consists of one (1) share of Class A common stock, par value $0.0001 per share (“Common Stock”), of Hawks Acquisition Corp, a Delaware corporation (the “Company”), and one-half (1/2) of one public warrant (each whole public warrant a “ Public Warrant”). Each whole Public Warrant entitles the holder to purchase one (1) share (subject to adjustment) of Common Stock for $11.50 per share (subject to adjustment). Only whole Public Warrants are exercisable. Each whole Public Warrant will become exercisable on the later of (i) thirty (30) days after the Company’s completion of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (each, a “Business Combination”), or (ii) twelve (12) months from the closing of the Company’s initial public offering, and will expire unless exercised before 5:00 p.m., New York City Time, on the date that is five (5) years after the date on which the Company completes its initial Business Combination, or earlier upon redemption or liquidation (the “Expiration Date”). The Common Stock and Public Warrants comprising the Units represented by this certificate are not transferable separately prior to [●], 2021, unless [Representative] elects to allow earlier separate trading, subject to the Company’s filing of a Current Report on Form 8-K with the Securities and Exchange Commission containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the Company’s initial public offering and issuing a press release announcing when separate trading will begin. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The terms of the Public Warrants are governed by the Public Warrant Agreement, dated as of [●], 2021 (as amended, supplemented or otherwise modified from time to time, the “Public Warrant Agreement”), between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent (in such capacity, the “Warrant Agent”), and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Public Warrant Agreement are on file at the office of the Warrant Agent at One State Street, 30th Floor, New York, New York 10014, and are available to any Public Warrant holder on written request and without cost.

Upon the consummation of the Company’s initial Business Combination, the Units represented by this certificate will automatically separate into the shares of Common Stocks and Public Warrants comprising such Units.

This certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar of the Company.

This certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

Witness the facsimile signature of its duly authorized officers.

Secretary	Chief Executive Officer

HAWKS ACQUISITION CORP

The Company will furnish without charge to each unitholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT MIN ACT —	Custodian

TEN ENT	—	as tenants by the entireties		(Cust)	(Minor)

JT TEN	—	as joint tenants with right of survivorship and not as tenants in common		under Uniform Gifts to Minors Act (State)

Additional abbreviations may also be used though not in the above list.

For value received, hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR

OTHER

IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

Units represented by the within Certificate, and do hereby irrevocably constitute and appoint

Attorney to transfer the said Units on the books of the within named Company with full power of substitution in the premises.

Dated

Notice: The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE).

In each case, as more fully described in the Company’s final prospectus dated [_], 2021, the holder(s) of the Company’s Class A common Stock shall be entitled to receive a pro-rata portion of certain funds held in the trust account established in connection with the Company’s initial public offering only in the event that (i) the Company redeems the shares of Class A common stock sold in its initial public offering and liquidates because it does not consummate an initial business combination by [_], 2023 (or such later date if such period is extended pursuant to the Company’s Certificate of Incorporation as in effect at such time), (ii) the Company redeems the shares of Class A common stock in connection with an initial business combination (including the release of funds to pay any amounts due to any public stockholders who properly exercise their redemption rights in connection therewith), (iii) the Company redeems the shares of Class A common stock sold in its initial public offering in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of the Class A common stock if it does not consummate an initial business combination by[_], 2023 (or such later date, if such period is extended pursuant to the Company’s Certificate of Incorporation as in effect at such time) or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, or (iv) if the holder(s) seek(s) to redeem for cash his, her or its respective shares of Class A common stock in connection with a tender offer (or proxy solicitation, solely in the event the Company seeks stockholder approval of the proposed initial business combination) setting forth the details of a proposed initial business combination. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.